Exhibit 99.1

Marinus Pharmaceuticals Reports Preliminary Fourth Quarter and Full Year 2022 ZTALMY® Net Product Revenue and Provides Business Update

RADNOR, Pa. – January 5, 2023 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today reported business highlights and preliminary U.S. ZTALMY® net product revenue for the fourth quarter and year ended December 31, 2022.

“We are pleased with the successful launch of ZTALMY resulting from the strong commercial foundation established and look forward to another pivotal year for Marinus and ganaxolone,” said Steven Pfanstiel, Chief Financial Officer of Marinus. “This launch progress validates our focused commercial investment approach for the CDKL5 deficiency disorder indication which we anticipate could become cash flow accretive within two years of launch. The investment also positions the company for its future as we continue to explore the full potential of ganaxolone for patients with seizure disorders.”

ZTALMY®

●	Continued to execute U.S. commercial launch of ZTALMY® (ganaxolone) oral suspension CV, resulting in preliminary unaudited net product revenue of between $2.2 and $2.3 million for the fourth quarter of 2022 and between $2.8 and $2.9 million for the fiscal year ended December 31, 2022
●	Consistent growth in new commercial patient enrollments with approximately 40 completed CDKL5 deficiency disorder (CDD) prescription enrollment forms received from over 30 unique accounts in the fourth quarter of 2022, the first full quarter following the launch
●	Over 90 total completed CDD prescription enrollment forms received as of December 31, 2022, inclusive of clinical trial patient transitions and new commercial patients
●	Greater than 75% of CDD patients with completed prescription enrollment forms were able to receive reimbursed therapy by the end of the fourth quarter of 2022
o	As of December 31, 2022, ZTALMY received favorable coverage determinations from 28 payers representing approximately 93 million commercial lives, or 65% of commercial plans
o	Total coverage for ZTALMY increased to approximately 183 million lives, including both commercial and government programs

The preliminary fourth quarter and full-year 2022 net product revenue results included in this release were calculated prior to the completion of a review by the Company’s independent registered public accounting firm and are therefore subject to adjustment.

Pipeline Update

●	Continue to target topline data for the ongoing Phase 3 trials in refractory status epilepticus (RAISE) and tuberous sclerosis complex (TrustTSC) in the second half of 2023 and first quarter of 2024, respectively
●	Second generation formulation program continues to advance with an update planned in the first quarter of 2023

Exhibit 99.1

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. FDA for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other rare seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, our clinical development plans and timelines, ganaxolone’s potential across a range of seizure disorders, our commercial strategy for ganaxolone, our anticipation that the CDKL5 deficiency disorder indication could become cash flow accretive within two years of launch and other future events.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, unexpected market acceptance, payor coverage or future prescriptions and revenue generated by ZTALMY; unexpected actions by the FDA or other regulatory agencies with respect to our products; competitive conditions and unexpected adverse events or patient outcomes from being treated with ZTALMY, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; our ability to comply with the FDA’s requirement for additional post-marketing studies in the required time frames; the timing of regulatory filings for our other product candidates; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the size and growth potential of the markets for the company’s product candidates, and the company’s ability to service those markets; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; delays, interruptions or failures in the manufacture and supply of our product candidates; the company’s ability to obtain additional funding to support its clinical development and commercial programs; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and

Exhibit 99.1

current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Senior Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
sdamouni@marinuspharma.com